ASA Gold and Precious Metals Limited (the “Company”)

Code of Ethics

1.	Purpose

Rule 17j-1 of the Investment Company Act of 1940 (the “Act”) requires, among other things, registered investment companies to adopt, implement, and enforce a written code of ethics. This Code has been adopted by the Board (including a majority of Independent Directors) of the Company in accordance with the requirements of the Act. The terms and provisions of this Code apply to all Access Persons and Independent Directors of the Company.

This Code reflects the principle that all Access Persons and Independent Directors of the Company owe an overarching fiduciary duty of care, loyalty, honesty and good faith to shareholders of the Company, respectively. As part of this fiduciary duty, Access Persons and Independent Directors of the Company must place the best interests of shareholders of the Company first. In addition, all personal securities transactions of Access Persons and Independent Directors of the Company must be conducted in accordance with the provisions of the Code and in such a manner as to avoid any conflict of interest with the Company.

Access Persons and Independent Directors of the Company must comply with all applicable federal securities laws. No Access Person or Independent Director shall use any information concerning the investments or investment intentions of the Company or the Access Person’s or Independent Director’s ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Company.

It is unlawful for any Access Person or Independent Director, in connection with the purchase or sale, directly or indirectly, by such person of a Security (i) held, (ii) to be purchased or sold or (iii) being considered for purchase or sale by the Company:

(a)	To employ any device, scheme or artifice to defraud the Company;
(b)	To make to the Company any untrue statement of a material fact or omit to state to the Company a material fact, in light of the circumstances under which they are made, not misleading;
(c)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Company; or
(d)	To engage in any manipulative practice with respect to the Company.

2.	Definitions

(a) “Access Person” means any director, officer, or Advisory Person of the Company or the Adviser, but does not include any Independent Director of the Company. An “independent contractor” may become an “Access Person,” depending on circumstances to be evaluated by the Company’s Chief Compliance Officer. For purposes of this Code of Ethics, an Access Person does not include persons that are otherwise required to report to a review officer under a Code of Ethics that has been adopted by the Adviser to the Company and approved by the Board of Directors, unless such person is also an officer of the Company.

(b) “Act” means the Investment Company Act of 1940.

(c) “Adviser” means Merk Investments LLC.

(d) “Advisory Person” means any officer or employee of the Company or Adviser, or any entity or person in a control relationship with the Company or Adviser who, in connection with his or her regular functions or duties, makes, participates in, has access to, or obtains information regarding the purchase or sale of a Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales. For purposes of this Code of Ethics, an Advisory Person does not include persons that are otherwise required to report to a review officer under a Code of Ethics that has been adopted by the Adviser to the Company and approved by the Board of Directors, unless such person is also an officer of the Company.

(e) “Audit Committee” means the Audit, Ethics and Nominating Committee of the Company.

(f) “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(g) “Being considered for purchase or sale” means when a recommendation to purchase or sell a Security (including any option to purchase or sell a Security) has been made and communicated to another Access Person, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(h) “Beneficial Ownership” shall have the same meaning as set forth in Rule 16a-1(a)(2) under the Exchange Act, and shall refer to any Security in which an Access Person or Independent Director has or acquires, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise a direct or indirect pecuniary interest. (See Exhibit A for a more detailed definition).

(i) “Board” means the Board of Directors of the Company.

(j) “Chief Compliance Officer” or “CCO” means the Chief Compliance Officer of the Company.

(k) “Chief Operating Officer” or “COO” means the Chief Operating Officer of the Company.

(l) “Code” means this Code of Ethics.

(m) “Company” means ASA Gold and Precious Metals Limited.

(n) “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934.

(p) “Exchange traded fund” or “ETF” means a registered investment company that operates pursuant to an order from the SEC exempting it from certain provisions of the Act which permits it to issue securities that trade on the secondary market.

(q) “Independent Director” means a director of the Company who is not an interested person of the Company within the meaning of Section 2(a)(19) of the Act.

(r) “Initial Public Offering” means an offering of a Security registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(s) “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Sections 4(2) or 4(6) or pursuant to Rules 504, 505, or 506 under Regulation D of the Securities Act.

(t) “Member of the immediate family” includes all family members sharing the same household, including but not limited to, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, registered domestic partner, sibling, stepsibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any Trust or other entity of which a member of the immediate family is a beneficiary. A member of the immediate family includes adoptive relationships and any other relationships (whether or not recognized by law) that the CCO determines could lead to possible conflicts of interest, diversions of corporate opportunity or appearance of impropriety that the Code is intended to prevent.

(u) “Mining Security” means any Security that (1) falls within, or would be expected to fall within the Metal Mining Classification (code section 10) of the Standard Industrial Classification; or (2) primarily engages in mining, developing mines, or exploring for metallic or precious minerals; or (3) is an exchange traded product primarily (>50%) comprised of mining securities as defined by (1) and (2) above; or (4) is an exchange traded product whose performance is linked to any metal, precious mineral or basket of metals.

(v) “Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

(w) “SEC” means the U.S. Securities and Exchange Commission.

(x) “Securities Act” means the Securities Act of 1933.

(y) “Security” shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include (i) direct obligations of the Government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements covering any of the foregoing, and (iii) shares issued by open-end funds registered with the SEC including ETFs other than an exchange traded product described in (u)(3) or (4) above..

3.	Prohibitions

(a)	No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such purchase or sale acquires, any direct or indirect beneficial ownership and which at the time of such purchase or sale: (i) is being considered for purchase or sale by the Company; or (ii) is being purchased or sold by the Company.

(b)	No Independent Director shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such purchase or sale acquires, any direct or indirect beneficial ownership and which he or she knows or in the ordinary course of fulfilling his or her duties as an Independent Director of the Company should have known that during the fifteen-day calendar period immediately before or after the Independent Director’s transaction in the Security, the Company purchased or sold the Security, or the Company considered purchasing or selling the Security. For purposes of this paragraph, the fifteen- day period shall commence on the date the trade is placed.

(c)	No Access Person or Independent Director shall recommend or participate in the consideration of any purchase or sale of a Security by the Company without having disclosed to the CCO (or, with respect to the CCO, the COO) his or her interest, if any, in such Security or the issuer thereof, including without limitation: (i) his or her direct or indirect Beneficial Ownership of any Security of such issuer; (ii) his or her current receipt of benefits from a trust of which he or she is not a trustee but which, to his or her knowledge, owns such Security; (iii) any contemplated purchase or sale by such person in such Security; (iv) any position with such issuer or its affiliates; and (v) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other hand.

(d)	No Access Person or Independent Director shall disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Access Person or Independent Director, any non-public information regarding the Company, including: (i) any Security holding of the Company; (ii) any Security recommendation made to the Company or; (iii) any Security being considered for purchase or sale by the Company, or (iv) any Security being purchased or sold by the Company.

(e)	No Access Person or Independent Director shall use any material non-public information regarding the Company in any way that might be: (i) contrary to, or in competition with, the interests of the Company; or (ii) in any way for personal gain. See Exhibit H for the Company’s Insider Trading Policy.

(f)	No Access Person or Independent Director (or members of their immediate families) shall purchase (or sell) ASA Company stock and then within six months of such transaction sell (or purchase) ASA Company stock. Section 16(b) of the Exchange Act imposes liability on insiders for any profit derived by them as a result of a purchase or sale (or sale and purchase) occurring within any six-month period. Any excess of the sale price over the purchase price is considered to be “profit” and is recoverable by the Company. See Company’s Section 16 and Rule 144 Director and Officer Transactions Policy.

(f)	No Access Person or Independent Director shall give or accept any gift or personal benefits having a value in excess of $100 from any person or entity that does, or is under consideration to do, business with or on behalf of the Company.

(g)	No Access Person or Independent Director shall give or accept entertainment from any person or entity that does, or may potentially do, business with or on behalf of the Company, unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any reasonable question of impropriety.

(h)	No Access Person or Independent Director shall give or accept preferential treatment or special advantages for his or her own personal benefit or for the benefit of members of his or her immediate family from any broker or dealer by reason of such broker or dealer’s association with the Company.

(i)	No Access Person shall serve as a director of, or accept employment, engagement or other association with any other investment company, an investment adviser or any public company, without the prior notification to the CCO and approval by the Board. Access Persons must provide prior notification to the CCO and obtain approval by the C C O for all other outside employment activities, both paid and unpaid. See Section 7 below relating to “Conflicts of Interest.”

(j)	Access Persons shall not profit from the purchase or sale, or sale and purchase, of the same (or equivalent) Mining Securities within 60 calendar days. Access Persons profiting from such short-term transactions shall disgorge any profits realized on such transactions by paying them to the Company. The CCO (or in the CCO’s absence, or when the Access Person is the CCO, the COO) will review any such short-term trading by Access Persons and may allow exceptions when he or she determines that an exception would be equitable and that no abuse is involved in the transactions.

(k)	Independent Directors must notify the CCO and the Audit Committee of any membership on the boards of other companies or any nomination to serve on the board of another company and any change in their outside business activities. Any Access Person or Advisory Person who desires to serve on the board of another company or to engage in outside business activities must obtain approval of the CCO, who must in turn inform the Audit Committee.

4.	Purchases and Sales of Mining Securities – Pre-Approval

(a)	Except as otherwise specified in the Code, all Access Persons (or a member of his or her immediate family), shall clear in advance through the CCO (or, in her absence or inability to act, or where the Access Person is the CCO, the COO) any purchase or sale, direct or indirect, of any Mining Security (including shares of any Initial Public Offerings and Limited Offerings) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. If the Company has a pending order in that same Mining Security, or if the Mining Security has been traded in any Company during the past five (5) business days, or is expected to be traded within the next five (5) business days, the transaction will not be approved. If the Mining Security involved is not currently being traded, has not been traded during the past five (5) business days, and is not expected to be traded by the Company within the next five (5) business days, the transaction may be approved. If the Security proposed to be purchased or sold is an option, clearance will not be granted if the Security subject to the option has been traded or is expected to be traded as indicated above. If the Security proposed to be traded is a convertible security, clearance will not be granted if either that Security or the Security into which it is convertible has been traded or is expected to be traded as indicated above. The CCO (or COO) may refuse to pre-clear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity or an appearance of impropriety. If approval for a specific transaction is given, unless earlier revoked, that approval is only valid for five (5) business days after which it is given.

(b)	The CCO shall maintain a written record of each request for approval under paragraph (a) above by an Access Person, which shall include the name of the Access Person, the date of the request, the related Mining Security and whether the request was approved or denied.

5.	Purchases and Sales of ASA Company Stock – Pre-Approval

(a)	Except as otherwise specified in the Code, all Independent Directors and/or Access Persons (or members of their immediate families), shall clear in advance through the CCO (or, in her absence or inability to act, or where the Access Person is the CCO, the COO) any purchase or sale, direct or indirect, of ASA Company stock made by the Independent Director or Access Person for their own (or members of their immediate families’) account(s).

(b)	All Independent Directors and/or Access Persons (or members of their immediate families) requesting permission to execute a purchase or sale, direct or indirect, in ASA Company stock made by the Independent Director or Access Person for their own (or members of their immediate families’) account(s) must complete a Purchases and Sales of ASA Company Stock Pre-Approval Request Form, including the Rule 16(b) Checklist, attached as Exhibit B. If approval for a transaction is given, unless earlier revoked, that approval is only valid for five (5) business days after which it is given.

(c)	The CCO shall maintain a written record of each request for approval under paragraph (a) above by an Independent Director or Access Person, which shall include the name of the Independent Director or Access Person, the date of the request, and whether the request was approved or denied.

6.	Exempt Purchase or Sale

(a)	The prohibitions of Section 3 and the pre-approval requirements of Sections 4 & 5 of this Code shall not apply to:

(1)	Except for the purchase and sale of ASA Company Stock, any purchase or sale transacted in any account over which the Access Person has no direct or indirect influence or control.

(2)	Except for the purchase and sale of ASA Company Stock, any purchase or sale effected in any account managed on a discretionary basis by an investment adviser other than the Access Person (or any member of his or her immediate family) and with respect to which account the Access Person (or any member of his or her immediate family) does not select or recommend any individual Security to be purchased or sold in the account (“Advised Account”); provided that the Access Person, reports any such account to the CCO and certifies that neither the Access Person (nor any member of his or her immediate family) selects or recommends any individual Security to be purchased or sold in such account. If the Access Person is the CCO, the report shall be made to the COO.

(3)	Any purchase or sale that is non-volitional on the part of the Access Person.

(4)	Any purchase which is part of an Automatic Investment Plan, including any dividend reinvestment plan (provided, however, that any transaction that overrides a pre-set schedule or allocations of the Automatic Investment Plan must be reported quarterly; provided, further, that sales of securities which have been accumulated in such plan must be reported);

(5)	Any purchase effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Security, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

(b)	Notwithstanding Section 3 (but subject to Section 4(a)), the CCO, or in his/her absence, the COO, may grant permission to an Access Person or Independent Director to purchase or sell a Security that would otherwise be prohibited by Section 3 if the COO or CCO determines that the proposed purchase or sale will not disadvantage the Company, considering relevant factors such as: (i) the size of the proposed purchase or sale; (ii) the character of the market for the Security proposed to be purchased or sold; (iii) the likelihood that the proposed purchase or sale may have an effect on the price at which the Company may buy or sell that Security; or (iv) the timing of the proposed purchase or sale. In the event the COO seeks permission to enter into a purchase or sale, the CCO shall determine whether such permission shall be granted.

(c)	The CCO shall maintain a written record of each grant of permission to enter into a purchase or sale made pursuant to paragraph (b) of this Section.

7.	Conflicts of Interest; Disclosure and Approvals.

A conflict of interest may occur when the private interest of an Access Person or Independent Director interferes with the interest of, or his/her service to, the Company.

(a)	Access Persons shall seek approval from the CCO and the Board prior to accepting any directorship or other association with another investment company. The CCO will seek approval from the COO and the Board.

(b)	Access Persons shall provide prior notification to the CCO and obtain approval from the CCO for all other outside employment activities, both paid and unpaid. The CCO will seek approval from COO.

(c)	Access Persons shall seek approval of the CCO and the Board prior to acquiring any ownership interest with any of the Company’s service providers. The CCO will seek approval from the COO and the Board.

(d)	Access Persons shall seek approval of the CCO and the Board prior to engaging in any consulting or employment relationship with the Company’s service providers. The CCO will seek approval from the COO and the Board.

(e)	Any Independent Director who accepts employment/appointment as a director for another investment company must notify the CCO and the Board in advance of the effective appointment. The CCO will make a determination, with the Board Chair and the Chair of the Audit Committee, as to whether the new directorship presents any issue that could affect the independence of that Director or the interests of the Company.

(f)	The CCO shall maintain a written record of each grant of permission and/or notification made pursuant to this Section.

8.	Gifts and Entertainment

(a)	Access Persons are prohibited from accepting gifts and/or entertainment from outside persons or entities in exchange for transactions in the Company’s portfolio. Further, Access Persons may not receive gifts (including tangible items and services) or entertainment from any outside person or entity solely based on the outside person or entity’s relationship with ASA Gold and Precious Metals Limited, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any reasonable question of impropriety. The provision of meals, beverages and entertainment in connection with regular and special Board meetings of the Company is not included in this prohibition and is not subject to reporting by Access Persons under (b) below.

(b)	Each quarter, all Access Persons shall file a Gifts and Entertainment report with the CCO for any gifts having a value greater than $100, and/or for any entertainment having a value greater than $250 that was received from any person or entity based on or relating to any relationship with the Company. This Gifts and Entertainment report shall be filed as part of the quarterly Code of Ethics reporting for Access Persons.

9.	Reporting

(a)	Holdings and Transaction Reports. Except as noted in this Section, each Access Person shall make quarterly reports to the CCO as set forth below with respect to any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

(b)	Exclusions from Reporting.

(1) Purchases or sales of Securities, other than purchases and sales of ASA Company Stock, in an account over which the Access Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

(2) An Access Person need not make a Quarterly Transaction and Account Report with respect to transactions effected pursuant to an Automatic Investment Plan.

(3) An Independent Director need not make:

(i)	An Account and Holdings Report as described below; or
(ii)	A Quarterly Transaction and Account Report as described in paragraph (d) below, unless at the time of the transaction in the Security, he or she knew, or in the ordinary course of fulfilling his or her official duties as an Independent Director, should have known that during the fifteen-day (15-day) period immediately before or after the Independent Director’s transaction in a Security, the Company purchased or sold the Security, or the Company considered purchasing or selling the Security.

(c)	Personal Accounts and Holdings Reports

(1)	Every new Access Person shall submit an Initial Account and Holdings Report in the form set forth as Exhibit C to the CCO (as may be modified from time to time by the CCO) not later than ten days of becoming an Access Person (which information shall be current as of a date no more than 45 days prior to the date the person became an Access Person), and an updated copy of such report annually of each year thereafter (which information shall be current as of a date no more than 45 days before the report is submitted). If the CCO is an Access Person, he or she shall submit the report to the COO.

(2)	Annually, every Access Person shall report on any security account that the Access Person maintains with a broker, dealer or bank, and any Security in which such Access Person has any direct or indirect Beneficial Ownership. This annual report shall include reporting on new accounts opened or previously reported accounts closed during the past year.

(d)	Transaction Reports

(1)	Every Access Person shall submit a Code of Ethics/Quarterly Transaction and Account Report in the form set forth as Exhibit D (as may be modified from time to time by the CCO) to the CCO not later than 30 days after the end of every calendar quarter. If the CCO is an Access Person, he or she shall submit the report to the COO. Every Access Person shall report on (i) any purchase or sale in any Security in which such Access Person has, or by reason of such transaction, acquires any direct or indirect Beneficial Ownership; and (ii) any security account that the Access Person established with a broker, dealer or bank, and any Security in which such Access Person has any direct or indirect Beneficial Ownership; provided, however, that an Access Person shall not be required to make a report on any transaction in any account that is an exempt purchase or sale under Section 6(a) of the Code.

(2)	Every Independent Director shall, if required, submit a Transaction Report in the form set forth as Exhibit E to the CCO not later than 30 days after the end of every quarter.

(e)	Review of Personal Accounts and Holdings Reports and Transaction Reports

The CCO shall review all reports submitted pursuant to this Section and all records prepared pursuant to Sections 4, 5 and 6 above for the purpose of monitoring compliance with this Code. The CCO shall report any significant issues arising under the Code, including any material violations of this Code or any procedures related thereto to the Audit Committee of the Company.

(f)	Certification of Compliance

Each Access Person and Independent Director shall certify in the form set forth as Exhibit F within 10 days of becoming an Access Person or Independent Director, and annually thereafter, that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Access Person and Independent Director shall certify annually that, to the best of his or her knowledge, he or she has materially complied with the requirements of the Code and that he or she has disclosed or reported each Security transaction and/or securities account required to be disclosed (including accounts opened or closed during the year) or reported pursuant to the requirements of the Code. Each Access Person and Independent Director shall also certify annually in the form set forth in Exhibit G that he or she did not knowingly violate the Company’s Insider Trading Policy and the Company’s Foreign Corrupt Practices Act Policy during the preceding year and will not do so.

(g)	Annual Board Report

No less frequently than annually, the CCO shall furnish to the Board, and the Board must consider, a written report that:

(1)	Describes any issues arising under this Code or procedures related thereto since the last report to the Board, including information about material violations of this Code or any procedures related thereto and sanctions imposed in response to any violation; and

(2)	Certifies that the Company has adopted procedures reasonably necessary to prevent an Access Person or Independent Director from violating this Code.

(h)	Delivery

Each report required by this Section shall be delivered by hand or mailed (electronically or by post) or sent by express delivery to the CCO or the Board, as required above. Mailed reports will be considered timely submitted when postmarked by the deadlines set forth above. Airmail or other expedited service shall be used for mailing outside the United States.

(i)	Confidentiality

All reports furnished pursuant to this Section shall be kept confidential, subject to the right of inspection by the Audit Committee, by the Board, and/or by the SEC.

10.	Audit Committee

(a)	The Audit, Committee of the Company shall be responsible for enforcing this Code. The CCO shall furnish the Committee such records and other information as the Committee he deems appropriate, including reports of any inquiry or investigation made by the CCO or counsel, and such information as the Committee may request for the performance of its duties.

(b)	The Committee may commence an inquiry or investigation if it has been informed by the CCO of a material violation of this Code, or otherwise has cause to believe that an Access Person or Independent Director has violated this Code.

(c)	The Committee may discipline an Access Person who violates this Code in such manner as it deems appropriate. The Committee shall notify the CCO in writing if it has disciplined an Access Person for violating this Code.

11.	Records

The CCO shall maintain a list of all Access Persons and Independent Directors and will provide each Access Person and Independent Director with a copy of this Code. The CCO shall maintain records in the manner, and to the extent, required by the Act or other applicable laws.

12.	Material Changes to this Code

The Board (including a majority of the Independent Directors) shall ratify and approve any material change to this Code within six months of such a change. Prior to approving any such change, the Board may rely on the determination of the CCO that the Company has adopted procedures reasonably necessary to prevent an Access Person from violating this Code.

Revised July 22, 2024.

EXHIBIT A

BENEFICIAL OWNERSHIP

The term “beneficial ownership” of a Security includes not only ownership of a Security held by an Access Person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of a Security held for his or her benefit by others (regardless of whether or how they are registered), such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and a Security held for his or her account by pledgees, a Security owned by a partnership in which he or she is a member, and a Security owned by any corporation which he or she should regard as a personal holding corporation. Correspondingly, this term excludes a Security held by an Access Person for the benefit of someone else.

Ordinarily, this term does not include a Security held by executors or administrators in estates in which an Access Person is a legatee or beneficiary unless there is a specific legacy to such person of such Security or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the Security is held in the estate more than one year after the decedent’s death. A Security held in the name of another is considered as “beneficially” owned by an Access Person where such person enjoys “benefits substantially equivalent to ownership.” The Security and Exchange Commission has said that, although final determination of beneficial ownership is a question to be determined in the light of the facts of a particular case, generally a person is regarded as the beneficial owner of a Security held in the name of his or her spouse and their minor children. Absent special circumstances, such relationship ordinarily result in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such Security to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such Security.

An Access Person also is regarded as the beneficial owner of a Security held in the name of another person if, by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from a Security held in the name of such relative. Thus, absent countervailing facts, it is expected that a Security held by relatives who share the same home as an Access Person will be treated as being beneficially owned by the Access Person.

An Access Person also is regarded as the beneficial owner of a Security held in the name of a spouse, minor child or other person, even though he does not obtain therefrom the aforementioned benefits or ownership, if he can vest or re-vest title in himself at once or at some future time.

EXHIBIT B

PURCHASES AND SALES OF ASA COMPANY STOCK

PRE-APPROVAL FORM

As an Independent Director and/or Access Person subject to the Code of Ethics and the Section 16 and Rule 144 Director and Officer Transactions Policy of ASA Gold and Precious Metals Limited (the “Company”), I hereby request approval to purchase/sell shares of the Company.

Date:
Name:
Position with the Company:
Type of Transaction (Buy/Sell):
Number of Shares:

RULE 16(b) CHECKLIST

IMPORTANT: Any combination of a PURCHASE AND SALE or a SALE AND PURCHASE of Company shares within six months of each other may result in a violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the deemed profit must be recovered by the Company. In determining the amount recoverable by the Company, the highest priced sale will be matched with the lowest priced purchase. If a Section 16(b) transaction occurs, you must pay the profit to the Company promptly after discovery. Further, the Company may seek reimbursement from you for any legal fees it incurs in connection with rectifying the situation.

A. PURCHASE (complete only if requesting to buy Company shares)

If a purchase is to be made by an Independent Director and/or Access Person (or any member of his or her immediate family), including in accounts managed on their behalf:

1.	Have there been any sales by the insider or family members within the past six months?

Yes ______	No ______

2.	Are any sales anticipated or required within the next six months (such as tax related or year-end transactions)?

Yes ______	No ______

3.	If you answered “Yes” to Questions 1 or 2, has the person responsible for preparing the Form 4 been advised (typically, the Company’s administrator, or any other party operating under a power of attorney from you to prepare and file the Form 4 on your behalf)?

Yes ______	No ______	N/A ______

B. SALE (complete only if requesting to sell Company shares)

If a sale is to be made by an Independent Director and/or Access Person (or members of his or her immediate family), including in accounts managed on their behalf:

1.	Have there been any purchases by the insider or family members within the past six months?

Yes ______	No ______

2.	Are any purchases anticipated or required within the next six months?

Yes ______	No ______

3.	If you answered “Yes” to Questions 1 or 2, has the person responsible for preparing the Form 4 been advised (typically, the Company’s administrator, or any other party operating under a power of attorney from you to prepare and file the Form 4 on your behalf)?

Yes ______	No ______	N/A ______

To be completed by the Fund’s Chief Compliance Officer and returned to the Independent Trustee/Access Person above.

Approval request granted:

Yes ______*	No ______

*	If approval for a transaction is granted, unless earlier revoked, the approval is only valid for five (5) business days after which it is granted.

Jack Huntington	Date
Chief Compliance Officer

EXHIBIT C

ACCESS PERSON

INITIAL DISCLOSURE OF SECURITY ACCOUNTS AND HOLDINGS

To: Chief Compliance Officer of ASA Gold and Precious Metals Limited

From:

I hereby certify that the following is a complete list of all accounts maintained by me with any broker, dealer or bank in which any Security is held for my direct or indirect benefit. With respect to each account, a current statement (or portion thereof) listing the title, number of shares (for equity Security) and principal amount (for debt Security) of each Security in which I have any direct or indirect beneficial ownership is attached.

Name and Address of Broker/Dealer/Bank	Account Number

Information regarding any Security directly or indirectly beneficially owned by me, but not held in any of the foregoing accounts is as follows

Company	Title of Security	Number of Shares or Principal Amount

Signature:	Printed Name:

Date:

Reviewed by:	Date:

EXHIBIT D

ASA GOLD AND PRECIOUS METALS

ACCESS PERSON

CODE OF ETHICS

REPORT

I certify that the following is true and correct:

1.	Except for the Securities listed on Schedule A, if any, I did not (1) purchase or acquire or (2) sell or dispose of any other securities during this reporting period, including any Securities over which I maintain beneficial ownership.

2.	My decision to (1) buy or dispose or (2) sell or dispose of the Securities listed on Schedule A, if any, was not based on material non-public information obtained though my relationship with the Company.

3.	Except for the Securities Accounts listed on Schedule B, I did not close any existing Securities Accounts during the reporting period.

4.	Except for the Securities Accounts listed on Schedule C, I did not open any new Securities Accounts during the reporting period.

5.	Except for the Gifts or Entertainment listed on Schedule D, if any, I did not give or receive any gifts having a value greater than $100, nor did I give or receive any entertainment having a value greater than $250 to/from any person or entity based on or relating to my relationship with the Company during this reporting period.

As used this report “Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares issued by open-end funds registered with the SEC; (iv) accounts over which you had no direct or indirect influence or control; and (v) shares purchased pursuant to an automatic dividend reinvestment plan (other than pursuant to a cash purchase feature of the plan).

As used in this report “Gifts ” includes, in addition to tangible items and services, entertainment received from any person or entity based on or relating to your relationship with ASA Gold and Precious Metals Limited, unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any reasonable question of impropriety.

Signature:

Printed Name:

Date:

CODE OF ETHICS REPORT

Schedule A Securities

Transactions

If you have no Securities transactions to report for, please check none below.

None

If you have Securities transactions to report, please complete the following schedule or attach a PDF copy of the relevant securities account statement.

Security Name	Firm Through Which Transaction Was Effected	Securities Account	Number of Shares/Price	Principal Amount	Interest Rate & Maturity Date (if applicable)	Trade Date	Buy/Sell

CODE OF ETHICS REPORT

Schedule B

Closed Securities Accounts

If you have no closed Securities accounts to report, please check none below.

None

If you have closed Securities accounts to report, please complete the following schedule or attach a PDF copy of an account statement reflecting the account closure.

Broker Name	Account Name	Account Number	Date

CODE OF ETHICS REPORT

Schedule C

New Securities Accounts

If you have no new Securities accounts to report, please check none below.

None

If you have Securities accounts to report, please complete the following schedule or attach a PDF copy of an account statement.

Broker Name	Account Name	Account Number	Date

CODE OF ETHICS REPORT

Schedule D

Gifts/Entertainment

(Given/Received)

If you have no gifts or entertainment to report, please check none below.

None

If you have gifts over $100 to report, please complete the following schedule. Include entertainment over $250.

Gift/Entertainment	Recipient Name	Provider Name	Market Value	Date

ASA GOLD AND PRECIOUS METALS LIMITED

(the “Company”) CODE OF ETHICS

EXHIBIT E

INDEPENDENT DIRECTOR QUARTERLY

SECURITY TRANSACTION REPORT

(***Submit Only As Applicable)

***	If you had no reportable security transactions during the period (as defined below), you need only reply to me with the representation “No Reportable Transactions.” You need not complete this form if there were no reportable transactions.

Reportable Security Transactions:

An Independent Director need only submit a report with respect to a transaction in a security if such Independent Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as an Independent Director of the Company, should have known that, during the 15-day period immediately before or after the date of the transaction by the Director, such security was purchased or sold by the Company or was being considered for purchase or sale by the Company.

Exclusions from reporting:

This report need not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by open-end funds registered with the SEC; (iv) accounts over which the Independent Director had no direct or indirect influence or control; and (v) shares purchased pursuant to an automatic dividend reinvestment plan (other than pursuant to a cash purchase feature of the plan).

I hereby certify that the security(ies) described below was/were purchased (or otherwise acquired) or sold (or otherwise disposed of) on the date(s) indicated. Such security(ies) was/were purchased or sold in reliance upon public information lawfully obtained by me. My decision to enter into such transaction(s) was not based upon confidential or proprietary information obtained as a result of my service as an Independent Director of ASA Gold and Precious Metals Limited.

SECURITY PURCHASED/ACQUIRED

Security Name	Trade Date	Number of Shares/Price	Principal Amount	Interest Rate & Maturity Date {if applicable}	Broker Name

SECURITY SOLD/DISPOSED OF

Security Name	Trade Date	Number of Shares/Price	Principal Amount	Interest Rate & Maturity Date (if applicable}	Broker Name

Signature:	Printed Name:

Date:

Reviewed by:

Exhibit F

AFFILIATED PERSONS REPORT

FOR THE

Calendar Q[  ] 202[  ] (Month [  ], 202[  ] – Month [  ], 202[  ])

A.	Affiliated Persons Report

Pursuant to the agreement which I have made to transmit to you in each quarter of the year a list of my “affiliated persons,” or a statement that there has been no change in my Affiliated Persons since the last list so transmitted to you, I hereby inform you as follows:

Please check one of the following boxes. If you check the second box, you should also list your Affiliated Persons.

There has been no change in my Affiliated Person since the last list of such persons that I transmitted to you.

There has been a change to my list of Affiliated Persons, and my Affiliated Persons now are as follows:

AFFILIATED PERSONS REPORT

FOR THE

Calendar Q[  ] 202[  ] (Month [  ], 202[  ] – Month [  ], 202[  ])

I understand that the term Affiliated Persons as used herein means (a) any person 5 percent or more of whose outstanding voting securities I directly or indirectly own, control, or hold with power to vote, (b) any person who is controlled by me or (c) any person who is my partner, co-partner, or employee; provided, however, that it is not necessary to include within the term a domestic servant or an employee of a partnership of which I am a partner except any employee of such partnership who is a principal officer of the partnership or holds one of its principal executive positions. I also understand that the term “control” includes the power to exercise a controlling influence as well as the exercise of control.

B.	LARGE HOLDER REPORT

In order to facilitate compliance by the Company with a fundamental investment restriction contained in its registration statement filed under the Investment Company Act of 1940, I hereby inform you as follows:

Please check one of the following boxes. If you check the second box, you should also provide the information requested.

I do not beneficially own more than ½ of 1% of the securities of any publicly traded company.

I beneficially own more than ½ of 1% of the securities of the following publicly traded companies:

Signature

Printed

Name

Date

EXHIBIT G

ASA GOLD AND PRECIOUS METALS LIMITED

20[--] ACKNOWLEDGEMENT

I understand that I am an Access Person or Independent Director as defined in the Code of Ethics of ASA Gold and Precious Metals Limited that is attached to this acknowledgment and, as such, subject to the Code. I certify that I have read and understand the Code, as well as the Insider Trading Policy and Foreign Corrupt Practices Act Policy, and will comply with each policy in all material respects.

I further certify that I have materially complied with the requirements of the Code (except as otherwise disclosed to or determined by the Chief Operating Officer or Chief Compliance Officer) and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code during the prior year.

I certify that I will comply with the Procedures for Implementing the Policy Statement as applicable to me, set forth in the Insider Trading Policy.

Signature: Printed Name: Date:

This form must be completed and returned to the Chief Compliance Officer upon ten (10) days of becoming an Access Person or Independent Director and annually each year thereafter.

EXHIBIT H

ASA Gold and Precious Metals Limited

Insider Trading Policy

A.	Introduction

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by ASA Gold and Precious Metals Limited (the “Company”) and Merk Investment Advisers LLC (the “Adviser”) and their directors and officers and.

B.	Applicability

The Policy is applicable to all directors, officers, and “Advisory Persons” (as defined in the Company’s Code of Ethics) of the Company and Adviser, whether located in or outside the United States. Every director, officer, and Advisory Person must read and retain this Policy. Any questions regarding the Policy should be directed to the Company’s Chief Compliance Officer (“CCO”).

C.	Policy Statement

1.	Prohibition

If a director, officer, Advisory Person of the Company or Adviser, or any agent of the Company has material nonpublic information relating to the Company, neither that person nor any entity whose investments that person advises or directs nor any Related Person (as defined below) may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material nonpublic information relating to any portfolio company or other company with publicly traded securities obtained in the course of employment by or in association with the Company. A Related Person includes one’s spouse, minor children and anyone else living in one’s household; partnerships in which one is a general partner; trusts of which one is a trustee; and estates of which one is an executor. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household) a parent or sibling may be considered a “tippee” for securities law purposes. This Policy does not prohibit the disclosure of material nonpublic information within the Company or to the Company’s agents, or advisors or service providers whose positions require them to know it.

If a director, officer, or Advisory Person possesses material nonpublic information, he or she must refrain from trading until such information has been disclosed to the public and the market has had time to digest it. As a general rule, a trade should not be made until the beginning of trading on the third business day following the public disclosure.

This Policy does not apply to purchases of Company shares under the Company’s Dividend Reinvestment and Stock Purchase Plan (“Plan”) resulting from reinvestment of dividends paid on Company shares. The Policy does apply, however, to voluntary purchases of Company shares resulting from additional contributions made to the Plan and to an election to participate in the Plan. The Policy also applies to any sale of Company shares purchased pursuant to the Plan.

2.	Analysis

Although the term “insider trading” is not defined in the federal securities laws, it generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider” in the normally understood sense) or to communications of material nonpublic information to others. The law concerning insider trading is still evolving. Nevertheless, it generally is understood that the law prohibits:

a.	trading by an insider, while in possession of material nonpublic information; or

b.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

c.	communicating material nonpublic information to others or suggesting that anyone purchase or sell any company’s securities while aware of material nonpublic information about that company (known as “tipping”).

3.	Following is a brief discussion of the elements of insider trading and the penalties for engaging in such conduct.

a.	Who is an insider?

The concept of “insider” is broad. It, of course, includes directors, officers and employees of a company. It also includes others (“temporary insiders”) who enter into a special confidential relationship in the conduct of a company’s affairs and, as a result, are given access to information solely for the company’s purposes. A temporary insider can include a company’s attorneys, accountants, consultants, administrators, bank lending officers, and employees of such organizations. The Supreme Court has indicated that the company must expect the temporary insider to keep the nonpublic information confidential and the relationship must at least imply a duty to do so.

b.	What is material information?

The materiality of a fact depends upon the circumstances. “Material information” generally is defined as information as to which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. The following types of information about an issuer are particularly sensitive and, as a general rule, should be considered material:

i.	dividend changes;

ii.	earnings, including whether operating or financial results will differ from those generally expected by the investment community;

iii.	significant merger or acquisition proposals or agreements;

iv.	significant tax developments;

v.	significant litigation or government investigations;

vi.	extraordinary management developments;

vii.	impending securities offerings;

viii.	initiations of, or significant changes in, a share repurchase program;

ix.	tender offers;

x.	changes in auditors or auditor notification that the issuer may no longer rely on the auditor’s audit report;

xi.	significant new contracts, products or discoveries, and

xii.	composition of an investment company’s portfolio

However, the information does not have to directly relate to a company’s business. For example, a newspaper reporter has been found criminally liable for disclosing to others the dates that reports on various companies would appear in the newspaper and whether those reports would be favorable or not.

c.	What is nonpublic information?

Information is nonpublic until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in the Dow Jones and Reuters news services, The Wall Street Journal, or other publications of general circulation would be considered public.

d.	What are the bases for liability?

Liability for insider trading generally is based on what are known as the fiduciary duty theory and the misappropriation theory.

i.	Fiduciary Duty Theory. In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship between the parties to the transaction such that one party has a right to expect that the other party will not disclose any material nonpublic information or refrain from trading.

The Supreme Court has stated that persons can acquire the fiduciary duties of an insider when they enter into a confidential relationship with the company through which they obtain information (e.g., attorneys and accountants) and they can acquire a fiduciary duty to the company’s shareholders as tippees if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders. However, in the tippee situation, a breach of fiduciary duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit need not be pecuniary but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a reputational relationship that suggests a quid pro quo.

ii.	Misappropriation Theory. Under the misappropriation theory, liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from another person.

e.	Penalties for insider trading

Penalties for trading on or communicating material nonpublic information can be severe, both for the persons involved in such unlawful conduct and, in certain circumstances, their employers. Such penalties include:

i.	civil injunctions;

ii.	disgorgement of profits;

iii.	jail sentences of up to twenty years;

iv.	civil fines for the person who committed the violation of up to three times the profit gained or loss avoided and criminal fines of up to $5 million; and

v.	civil fines for the employer of up to the greater of $1.2 million or three times the amount of profit gained or loss avoided as a result of the employee’s violation, as well as a criminal penalty of up to $25 million.

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including, where warranted, dismissal of the person involved.

D.	Procedures for Implementing the Policy Statement

The following procedures have been established to assist the directors, officers and Advisory Persons in avoiding insider trading, and to assist the Company and Adviser in preventing, detecting and imposing sanctions for insider trading.

1.	Identifying Inside Information

Before a director, officer, or Advisory Person trades for his or her account or the account of others, including the Company, in the securities of a company, including the Company, about which he or she may have potential inside information, he or she should consider whether the information is material and whether it is nonpublic. If it is believed that the information is material and nonpublic, or if there is a question as to whether it is, the following steps should be taken:

a.	Officers, directors and Advisory Persons who received the information in connection with their duties should:

i.	refrain from effecting the trade;

ii.	report the matter to the CCO or, in his absence, the Chief Operating Officer (“COO”);

iii.	refrain from communicating the information either inside or outside the Company, other than to the CCO or, in his absence, the COO;

b.	After the CCO or, in his absence, the COO has reviewed the matter and, where appropriate, consulted legal counsel, he will advise the officer, director, or Advisory Person to continue the prohibitions against trading and communication, or he or she will permit the person involved to trade or communicate.

c.	Directors who received the information other than in connection with their duties as directors should either follow the above procedures or such other procedures as will ensure that insider trading laws are not violated.

2.	Personal Securities Trading

The reports of securities transactions made pursuant to the Company’s Code of Ethics will be used to assist the Company in monitoring compliance with the Policy Statement.

3.	Restricting Access to Material Nonpublic Information

Information in the possession of an officer, director, or Advisory Person which has been identified as material and nonpublic should be secured by reasonable means to prevent unauthorized access to or communication of the information.

4.	Acknowledgement

Each director, officer, and Advisory Person will be requested to acknowledge receipt of a copy of the Policy and to represent that he or she will not knowingly violate the Policy Statement and will comply with the Procedures for Implementing the Policy Statement. Thereafter, after the end of each year, he or she will be requested to sign a statement that during the preceding year he or she did not knowingly violate the Policy Statement and that he or she will not do so.

E.	Supervisory Procedures

1.	Review of Policy Statement and Procedures Regarding Insider Trading

The CCO of the Company on a regular basis will review the Policy and will update or recommend updating of it when appropriate.

2.	Prevention of Insider Trading

To assist in preventing insider trading the CCO will:

a.	ensure that the directors, officers, and Advisory Persons are provided copies of the Policy and annually request them to sign a statement regarding their compliance therewith;

b.	answer questions regarding the Policy;

c.	resolve issues of whether information received by a director, officer or Advisory Person is material and nonpublic;

d.	when it has been determined that a director, officer or Advisory Person has material nonpublic information;

i.	implement appropriate measures to prevent dissemination of such information; and

ii.	if necessary, restrict him or her from trading the securities.

3.	Detection of Insider Trading

To assist in detecting insider trading the CCO will ensure that:

a.	the quarterly reports of securities transactions by directors, officers, and Advisory Persons are reviewed; and

b.	the trading activity of the Company for its own account is reviewed.

4.	Reports and Accountability

Upon learning of a potential violation of the Statement of Policy, the CCO will cause a written report to be made providing full details, including the action taken or recommended by him or her. If the CCO determines that a violation of the Statement of Policy has occurred, he or she will promptly submit his written report to the Audit, Ethics and Nominating Committee (“Audit Committee”). Upon consideration of the written report and other information which it may deem relevant, the Audit Committee will recommend action to the full Board. The Board, with the advice of the Audit Committee, will determine appropriate actions to be taken. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Statement of Policy. In determining what action is appropriate in a particular case, the Board will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or involved repeated occurrences, whether the individual in question had been advised prior to the violation as to the appropriate course of action and whether or not the individual in question had committed other violations in the past.

Revised July 22, 2024.

b.	the trading activity of the Company for its own account is reviewed.

4.	Reports and Accountability

Upon learning of a potential violation of the Statement of Policy, the CCO will cause a written report to be made providing full details, including the action taken or recommended by him or her. If the CCO determines that a violation of the Statement of Policy has occurred, he or she will promptly submit his written report to the Audit, Ethics and Nominating Committee (“Audit Committee”). Upon consideration of the written report and other information which it may deem relevant, the Audit Committee will recommend action to the full Board. The Board, with the advice of the Audit Committee, will determine appropriate actions to be taken. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Statement of Policy. In determining what action is appropriate in a particular case, the Board will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or involved repeated occurrences, whether the individual in question had been advised prior to the violation as to the appropriate course of action and whether or not the individual in question had committed other violations in the past.

Reviewed and Re-Approved June 18, 2020